Exhibit 99.5

                         Cover Letter for Election Form
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                                      Date


To the Shareholders of
OREGON TRAIL FINANCIAL CORP.

         The merger of Oregon Trail Financial Corp. ("Oregon Trail") with and into FirstBank NW Corp. ("FirstBank") has been approved by the shareholders of Oregon Trail, and subject to some additional pending conditions, is currently expected to be consummated in _______ 2003. As a result of the merger, each of your shares of Oregon Trail common stock will be converted into the right to receive either shares of FirstBank common stock or cash, subject to the election, allocation and proration procedures set forth in the Agreement and Plan of Merger between Oregon Trail and FirstBank included in the Proxy Statement-Prospectus previously provided to you.

         Your Oregon Trail stock certificates should be submitted now for exchange for either FirstBank stock certificates evidencing the number of full shares of FirstBank common stock which you are entitled to receive or cash. No fractional shares of FirstBank common stock will be issued. Instead, you will be paid the cash value of such fractional shares in accordance with the terms of the Agreement.

         Registrar and Transfer Company has been designated as the Exchange Agent with responsibility for exchanging your Oregon Trail stock certificates into FirstBank stock certificates or cash. To exchange your shares of Oregon Trail common stock for shares of FirstBank common stock or to receive cash in exchange therefor, your Oregon Trail stock certificates, together with the enclosed Election Form and Letter of Transmittal, must be hand delivered or mailed directly to Registrar and Transfer Company. It is recommended that, if mailed, certificates be sent by registered mail, properly insured, with return receipt requested. Under certain circumstances, the Election Form and Letter of Transmittal can be sent by facsimile to Registrar and Transfer Company. Do not send your Oregon Trail stock certificates to FirstBank or Oregon Trail. Deliver them directly to Registrar and Transfer Company together with the Election Form and Letter of Transmittal.

         Instructions for the proper completion of the Election Form and Letter of Transmittal are enclosed. Please read carefully all instructions, and make certain that the Election Form and Letter of Transmittal is properly completed, dated and signed, and together with your Oregon Trail stock certificates and any additional required documentation, is delivered to Registrar and Transfer Company in a timely fashion. In this regard, ____ p.m. Pacific Time, on ________, 2003 has been established as the Election Deadline.

         Your Oregon Trail stock certificates need not be endorsed or accompanied by separate stock powers unless a certificate is registered in a name other than that of the person surrendering the certificate, or the person surrendering the certificate completes the Special Transfer Instructions or Special Delivery Instructions in the Election Form and Letter of Transmittal. Should you have any questions as to how to complete the Election Form and Letter of Transmittal, you can contact Registrar and Transfer Company at (___)
___-____.

         It is in your best interest to submit your Election Form and Letter of Transmittal, Oregon Trail stock certificates and any other required documentation prior to the Election Deadline. Until your Oregon Trail stock certificates have been surrendered, you will not receive certificates representing the FirstBank common stock (and cash in lieu of fractional shares) or any dividends declared thereupon or cash issuable in exchange for your Oregon Trail common stock. No interest will be accrued and/or paid on the cash payable in exchange for shares of Oregon Trail common stock or in lieu of fractional shares or for dividends declared subsequent to the merger pending surrender of your stock. Additionally, failure to make an election or to submit a properly completed Election Form and Letter of Transmittal together with the Oregon Trail stock certificates and any other required documentation prior to the Election Deadline could reduce your opportunity to receive your merger consideration in the form you desire.
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         Please give this matter your prompt attention.

                                       Sincerely,



                                       -------------------------------------
                                       Berniel L. Maughan
                                       President and Chief Executive Officer